EXHIBIT 99.2

MEMBER NEWS (via Email)

DATE:	February 19, 2015
RE:    Seattle Bank’s 2014 Unaudited Preliminary Financial Highlights and Dividend Announcement
Dear Seattle Bank Members,
Today, the Federal Home Loan Bank of Seattle (Seattle Bank) issued a press release announcing preliminary financial highlights for the year ended December 31, 2014, reporting $60.2 million of net income, compared to $61.4 million for 2013. I am pleased to say that as a result of our 2014 income, the Seattle Bank will contribute $6.9 million to our 2015 Affordable Housing Program.
Our 2014 profitability has contributed to an overall improvement in our capital position and enabled our repurchase of $396.9 million of excess capital stock and the payment of modest quarterly dividends throughout the year. Based on our fourth quarter results, the bank’s Board of Directors approved a $0.025 per share cash dividend, to be paid on February 23, 2015, based on average Class A and Class B stock outstanding during fourth quarter 2014. In addition, the bank will repurchase up to $100 million of excess capital stock during first quarter 2015. The pro-rata repurchases will include:

•	$25 million of excess capital stock from across the bank’s shareholder base, to be repurchased on March 9, 2015; and

•	$75 million of excess capital stock from shareholders with redemption requests that have satisfied the redemption waiting period, to be redeemed on March 23, 2015.
As described in more detail in our press release, our 2014 earnings were driven by an increase in our net interest income, primarily resulting from increased yields on our investments and lower funding costs. Unfortunately, these gains were partially offset by declines in interest income on our core mission activity (CMA) assets—advances and mortgage loans. As we have stated in the past, the factors influencing these declines are not short-term in nature and have led to our merger agreement with the Federal Home Loan Bank of Des Moines.
The members of the Seattle and Des Moines banks have until Monday, February 23, to vote on ratifying the merger agreement. If you haven’t done so already, I encourage you to cast your ballot on this important initiative for your cooperative. You can find a copy of the Joint Merger Disclosure Statement and related documentation on the Seattle Bank’s website at www.fhlbsea.com\merger. Ballots are due to the Seattle Bank by close of business on February 23.
We expect to file our 2014 annual report on Form 10-K with the Securities and Exchange Commission on or around March 16, 2015, and will host our 2014 Earnings Call for members and shareholders at 1:00 p.m. Pacific Time on Wednesday, March 25. The call will be our opportunity to review our 2014 financial results and update you on the merger process. Our prepared presentation will be followed by a question-and-answer period. You can register for this event on our website and submit questions during the event or in advance with your registration. Please note that you will need your docket number to register.
Thank you for your use of your Federal Home Loan Bank cooperative. We appreciate your support and involvement and look forward to working with you throughout 2015.
Sincerely,
Michael L. Wilson
President and Chief Executive Officer

Seattle Bank Relationship Management Team:
John Biestman         206.340.2473
Brandon Casey        206.340.8686
Debra Davis        206.340.8663
Eric Jensen        206.340.2489
Brett Manning        206.340.2472
Jim Mochizuki        206.340.2345
Mike Terry        206.340.2484
Chris Thomas        206.340.2370

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This announcement and related press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including preliminary highlights of financial statements and information as of and for the year ended December 31, 2014, and on which the Seattle Bank's external auditor has not completed its audit, and information regarding a proposed merger with the Des Moines Bank. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual financial performance and condition for the year ended December 31, 2014, and other actions or transactions, including those relating to the ability of the Seattle Bank and the Des Moines Bank to obtain member approvals relating to the proposed merger, the completion of the proposed merger, the Amended Consent Arrangement, and payments of dividends and repurchases of capital stock, may differ materially from those expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, finalization of the financial statements, regulatory and legislative actions and approvals (including those of the Federal Housing Finance Agency relating to the stock repurchases and dividends and acceptance of final merger documentation), changes in general economic and market conditions (including effects on, among other things, U.S. debt obligations and mortgage-related securities), demand for advances, changes in the bank's membership profile or the withdrawal of one or more large members, shifts in demand for the bank's products and consolidated obligations, business and capital plan and policy adjustments and amendments, competitive pressure from other Federal Home Loan Banks and alternative funding sources, the Seattle Bank's ability to meet adequate capital levels, accounting adjustments or requirements (including changes in assumptions and estimates used in the bank's financial models), interest-rate volatility, changes in projected business volumes, the bank's ability to appropriately manage its cost of funds, changes in the bank's management and Board of Directors, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings made with the SEC. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.
Members of the Seattle Bank have been provided the Joint Merger Disclosure Statement in connection with the merger and are urged to read the disclosures therein.